Exhibit 99.5

From:	Brad Halverson

3327 W Rosie Way

Peoria, Il. 61615

To:	Satellogic Inc.

Ruta 8 Km 17,500, Edificio 300

Oficina 324 Zonamérica

Montevideo, 91600, Uruguay

00-598-25182302

(“Holdco”)

Re: Consent to be Named as a Director Nominee

Dear Sir,

In connection with the filing by Holdco of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Holdco in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in United States, on November 4, 2021

/s/ Brad Halverson
By: Brad Halverson